                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CORPORATE EXPRESS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                      LOGO

                              1 Environmental Way
                          Broomfield, Colorado 80021

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JULY 15, 1999

To the Shareholders of Corporate Express, Inc.:

     The 1999 Annual Meeting of Shareholders (the ''Annual Meeting'') of Corporate Express, Inc., a Colorado corporation (the ''Company''), will be held on Thursday, July 15, 1999, at 9:00 a.m. (local time), at the Hotel Boulderado, 2115 - 13th Street, Boulder, Colorado, for the following purposes:

1. to elect all seven directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2. to transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

     The Board of Directors has fixed the close of business on Friday, May 14, 1999, as the record date (the "Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available, upon written request, for inspection during normal business hours by any shareholder of the Company prior to the Annual Meeting, for a proper purpose, at the Company's Broomfield, Colorado office. Only shareholders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 30, 1999, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to shareholders on or about June 7, 1999.

     Shareholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                        By Order of the Board of Directors,

                                        Gary M.  Jacobs
                                        Secretary
Broomfield, Colorado
June 7, 1999

                            YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL HELP THE COMPANY REDUCE THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            CORPORATE EXPRESS, INC.
                              1 Environmental Way
                          Broomfield, Colorado 80021

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 15, 1999

     This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Corporate Express, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at its 1999 Annual Meeting of Shareholders to be held on Thursday, July 15, 1999, starting at 9:00 a.m. (local time), at the Hotel Boulderado, 2115 - 13th Street, Boulder, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about June 7, 1999.

                           PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders will be asked: (i) to elect all seven directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and (ii) to transact
such other business as may properly be brought before the Annual Meeting.   The
Board recommends a vote in favor of (i.e., "FOR") the election of the seven nominees for directors of the Company listed below.

                           QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only shareholders of record at the close of business on Friday, May 14, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 104,551,371 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

     All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. Directors will be elected by a plurality of the votes cast. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") the election of the seven nominees for director of the Company listed under "Election of Directors". Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and voting in person or (c) submitting a duly executed proxy bearing a later date.

          The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone or telegraph. These persons are to receive no special compensation for any solicitation activities.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors

          The Board currently consists of seven members: Jirka Rysavy, Robert L. King, James P. Argyropoulos, Martin E. Franklin, Janet A. Hickey, Mo Siegel and Jeffrey J. Steiner. The Board proposes that the seven current directors, listed below as nominees, be elected as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

          The names of the nominees, their ages, the years in which they began serving as directors, and positions are set forth below.

                                  Director
                                  --------
Nominee                    Age     Since    Position
-------                    ---     -----    --------
Jirka Rysavy...........     45     1986     Chairman Emeritus

Robert L. King.........     48     1993     President, Chief Executive Officer
                                            and Director

James P. Argyropoulos..     55     1997     Director

Martin E. Franklin.....     34     1999     Director

Janet A. Hickey........     54     1991     Director

Mo Siegel..............     49     1996     Director

Jeffrey J. Steiner.....     61     1999     Director

     Mr. Rysavy has been Chairman Emeritus of the Board since January 1999. Mr. Rysavy founded the Company's business in 1986 and served as Chief Executive Officer until September 1998 and Chairman until January 1999. Mr. Rysavy is Chairman and Chief Executive Officer of Gaiam, Inc., a provider of goods, services and information to consumers who value the environment and healthy lifestyles.

     Mr. King joined the Company in August 1993 as President, Chief Operating Officer and a director. In September 1998 he assumed the additional responsibility of Chief Executive Officer. During the previous ten years, Mr. King held various executive positions with Foxmeyer Corporation, a distributor of pharmaceuticals and healthcare products, serving as its President and Chief Executive Officer from 1989 to 1993. Prior to 1983, Mr. King served as Executive Vice President of Narco Drug Co. and Vice President of computer services for Fox-Vliet Drug Co. Mr. King serves as a director of Investment Technology Group, Inc. and of Corporate Express Australia Limited.

     Mr. Argyropoulos has been a director of the Company since June 1997. Mr. Argyropoulos was previously a director of the Company until October 1993. A private investor, Mr. Argyropoulos is the founder, Chairman and Chief Executive Officer of The Walking Company, a lifestyle specialty retailer, and serves on the board of directors of Earthshell, a concrete technology business specializing in fast food packaging. Mr. Argyropoulos previously served as Chairman of the Board and Chief Executive Officer of The Cherokee Group Inc. between 1972 and 1989, a shoe manufacturing and apparel business he founded in 1972.

     Mr. Franklin has been a director of the Company since March 1999 when the Board voted to increase the size of the Board to seven members and elected Mr. Franklin to fill a newly created position. Mr. Franklin is Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., a private investment partnership, positions he has held since October 1996. He also serves as Chairman of the Board of Bolle Inc., and as a director of Specialty Catalog Corp., both NASDAQ listed companies. From May 1996 until March 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE company, and served as Executive Chairman from March 1998 until December 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation from October 1992 to May 1996 and President from November 1993 until May 1996. Mr. Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December 1993 until February 1999. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin, who has filed a Schedule 13D as a member of a shareholder group owning approximately 8.3% of the outstanding shares of the Company, has entered into an agreement with the Company, representing that he intends to serve on the Company's Board for no less than six months and that he will, as a director, serve for the benefit of all of the Company's shareholders. Mr. Franklin and the members of his group have agreed that, during that period and provided he remains a director, he will not acquire 10% or more of any class of securities of the Company, participate in a proxy solicitation, make any offer or proposal for the securities or assets of the Company or other extraordinary proposal, or take certain other specified actions.

     Ms. Hickey has served as a director of the Company since December 1991.
Ms. Hickey is a General Partner of the Sprout Group and a Senior Vice President of DLJ Capital Corporation. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. Prior to joining the Sprout Group in 1985, Ms. Hickey was with the General Electric Company for fifteen years in a variety of positions, most recently as Senior Vice President-Venture Investments of the General Electric Investment Corporation and as a Trustee of the General Electric Pension Trust. Ms. Hickey also serves as a director of several private companies and is a Trustee of Mt. Holyoke College.

     Mr. Siegel has been a director of the Company since June 1996. In 1970, Mr. Siegel founded Celestial Seasonings, Inc., the largest manufacturer and marketer of herb teas in the United States, and was President and Chairman of the Board until 1986. From 1986 until 1990, Mr. Siegel was involved in private investments and not-for-profit activities, and from 1990 until 1991 was a founder and Chief Executive Officer of Earth Wise, Inc. He served as Chief Executive Officer of Celestial Seasonings from 1991 to 1997, and has served as a director since 1988 and as Chairman of the Board since 1991. Mr. Siegel is a director of Wild Oats Markets, Inc., and several privately-held companies and foundations.

     Mr. Steiner has been a director of the Company since March 1999 when the Board voted to increase the size of the Board and elected Mr. Steiner to fill the newly created position. Mr. Steiner serves as Chairman of the Board and Chief Executive Officer of The Fairchild Corporation, which is the largest aerospace fastener manufacturer in the world and an international supplier to the aerospace industry, distributing a wide range of aircraft parts and related support services. Mr. Steiner is and for the past five years has been President of Cedco Holdings Ltd., a Bermuda corporation (a securities investor). He serves as a director of The Franklin Corporation, The Copley Fund and Communication Intelligence Corporation.

Committees and Meetings of the Board of Directors

     During fiscal 1998, the Board held thirteen meetings, including regularly scheduled and special meetings and actions by unanimous written consent. Each director attended over 75% of the aggregate number of meetings of the Board and of the committees of the Board on which the directors served during fiscal 1998.

     The Board has a standing audit and compensation committee.

     The Company's Bylaws set forth certain procedures required to be followed by shareholders in nominating persons for election to the Board of Directors. Generally, written notice of a proposed nomination must be received by the Secretary of the Corporation; in the case of an annual meeting, not later than the 90th day nor earlier than the 120th day prior to the anniversary of the preceding year's annual meeting.

     Audit Committee. The Audit Committee consisted of Ms. Hickey, Mr. Argyropoulos and Mr. Siegel during fiscal 1998. Mr. Siegel serves as chairperson of the Audit Committee. The Audit Committee has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls, tax and other accounting-related matters. The Audit Committee held two meetings during fiscal 1998.

     Compensation Committee. The Compensation Committee consisted of Ms. Hickey, Mr. Argyropoulos and Mr. Siegel during fiscal 1998. Ms. Hickey serves as chairperson of the Compensation Committee. The Compensation Committee establishes compensation amounts and policies applicable to executive officers and establishes salaries, bonuses and other compensation plans and matters for executive officers of the Company and administers the Company's stock option plans and employee stock purchase plan. The Compensation Committee held six meetings during fiscal 1998 and acted by consent one time.

Director Compensation

     Pursuant to the Company's 1996 Stock Option Plan for Outside Directors, each director who is not an employee of the Company or any of its subsidiaries receives an initial grant of options to purchase 37,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of becoming a director. Each outside director is also automatically granted stock options to purchase 15,000 shares of Common Stock on each anniversary of the date of such initial grant (beginning on the second such anniversary). Directors who are not employees of the Company or its affiliates are paid an annual fee of $15,000, a fee of $4,000 for each meeting of the Board of Directors that they attend, and a fee of $1,000 for each telephonic meeting attended. In addition, non-employee directors are paid a fee of $500 for attendance at each committee meeting and non-employee chairpersons of each standing committee are to receive an annual fee of $1,000.


                            PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date (unless otherwise noted), certain information with respect to the beneficial ownership of Common Stock, for (i) each person (or group of affiliated persons) who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. The Company has relied on information received from each of the shareholders as to beneficial ownership, including information contained on Schedules 13G and Forms 3, 4 and 5.

Name and Address of Holder/(1)/            Number/(2)/  Percent
--------------------------------------     -----------  --------
Brahman Management/(3)/
 277 Park Avenue
 New York, NY 10172
and
Marlin Management
 555 Theodore Fremd Avenue
 Rye, NY 10580...........................    8,690,300     8.3%

Tiger Management/(4)/
 101 Park Avenue
 New York, NY 10178......................    7,052,900     6.8%

DLJ Affiliates/(5)/
 277 Park Avenue, 21st Floor
 New York, NY 10172.......................   1,290,860     1.2%

Jirka Rysavy/(6)/.........................   5,180,514     4.8%

Robert L. King/(7)/.......................   1,895,501     1.8%

James P. Argyropoulos /(8)/...............   1,214,267     1.2%

Martin E. Franklin........................   8,690,300     8.3%

Janet A. Hickey/(9)/.....................    1,321,894     1.3%

Mo Siegel/(10)/...........................      46,666       *

Jeffrey J. Steiner........................      95,000       *

Mark S. Hoffman/(11)/.....................     263,925       *

Gary M. Jacobs/(12)/......................   1,203,033     1.1%

Sam R. Leno/(13)/.........................     125,942       *


All directors and executive officers
 as a group (11 persons)..................  20,096,420    18.1%

* Less than 1.0%

(1) Except as otherwise noted, the address of the holder is in care of the Company.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days of the Record Date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person (but not those held by any other person) that are exercisable within 60 days of the Record Date have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)  Represents reported ownership as of March 31, 1999.

(4)  Represents reported ownership as of February 12, 1999.

(5) Includes: (a) 720,393 shares of Common Stock owned by Sprout Capital VI, L.P.; (b) 375,927 shares of Common Stock owned by Sprout Growth II, L.P.;
     (c) 23,229 shares of Common Stock owned by DLJ Venture Capital Fund II, L.P.; (d) 75,578 shares of Common Stock owned by DLJ Capital Corporation;
     (e) 60,000 shares of Common Stock owned by ML Venture Partners II, LP; (f) 22,727 shares of Common Stock owned by DLJ First ESC; (g) 11,500 shares of Common Stock owned by Donaldson, Lufkin & Jenrette, Inc.; and (h) 1,506 shares of Common Stock owned by DLJ Capital Associates VI, Inc. Does not include shares of Common Stock held by employees of DLJ Securities Corporation and its affiliates. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.

(6) Includes: (a) 1,108,014 shares of Common Stock owned by Synergom, Inc., a Colorado corporation, of which Mr. Rysavy is the sole shareholder; (b) 315,000 shares of Common Stock owned by Transecon, Inc., a Colorado corporation, of which Mr. Rysavy is the majority shareholder; (c) 112,500 shares of Common Stock owned by Polly Source, Inc., a Colorado corporation, of which Mr. Rysavy is the sole shareholder; (d) warrants to purchase 562,500 shares of Common Stock for $4.89 per share which expire on January 31, 2002; (e) options to purchase 1,125,000 shares of Common Stock for $5.33 per share which expire on June 13, 2006; (f) options to purchase 787,500 shares of Common Stock for $13.33 per share which expire on June 30, 2007; (g) options to purchase 750,000 shares of Common Stock for $8.75 per share which expire on April 17, 2007; and (h) options to purchase 150,000 shares of Common Stock for $8.75 per share which expire on April 17, 2007.

(7) Includes: (a) options to purchase 547,500 shares of Common Stock for $3.55 per share which expire on September 1, 2000; (b) options to purchase 787,500 shares of Common Stock for $5.33 per share which expire June 13, 2006; (c) options to purchase 281,250 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (d) options to purchase 250,000 shares of Common Stock for $8.75 per share which expire on April 17, 2007.

(8) Includes: (a) 994,067 shares of Common Stock owned by the James P. Argyropoulos Trust dated August 8, 1991; (b) 170,000 shares of Common Stock owned by The James P. Argyropoulos IRA Account; (c) 20,200 shares of Common Stock owned by Argyropoulos Investors, G.P.; and (d) options to purchase 30,000 shares of Common Stock for $15.00 per share which expire on June 5, 2007.

(9) Includes (a) 26,315 shares of Common Stock owned by Ms. Hickey; (b) 4,719 shares of Common Stock owned by the JHT 1994 Limited Partnership; (c) options to purchase 30,000 shares of Common Stock for $26.42 per share which expire on August 8, 2006; and (d) options to purchase 16,666 shares of Common Stock for $8.94 per share which expire on April 17, 2004. Ms. Hickey is a General Partner of the JHT 1994 Limited Partnership. Also includes shares of Common Stock owned by DLJ Affiliates (see note 5). Ms. Hickey is a director of the Company and a general partner of several limited partnerships comprising certain of the DLJ Affiliates. Ms. Hickey shares voting and investment power with respect to the shares owned by the DLJ Affiliates and may be deemed to be the beneficial owner of such shares. Ms. Hickey disclaims beneficial ownership as to the shares owned by the DLJ Affiliates. Does not include shares of Common Stock held by employees of Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.

(10) Includes (a) options to purchase 30,000 shares of Common Stock for $26.42 per share which expire on August 8, 2006 and (b) options to purchase 16,666 shares of Common Stock for $8.94 per share which expire on April 17, 2004.

(11) Includes (a) options to purchase 225,000 shares of Common Stock for $10.13 per share which expire on April 1, 2004 and (b) convertible notes in the aggregate principal amount of $150,000 with a conversion price of $33.33 which is convertible into 4,500 shares of Common Stock.

(12) Includes: (a) options to purchase 84,375 shares of Common Stock for $4.89 per share which expire on February 1, 2001; (b) options to purchase 450,000 shares of Common Stock for $5.33 per share which expire on June 13, 2006;
     (c) options to purchase 168,750 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (d) options to purchase 125,000 shares of Common Stock for $8.75 per share which expire on April 17, 2007.

(13) Includes: options to purchase 125,000 shares of Common Stock for $8.75 per share which expire on April 30, 2000.

                              EXECUTIVE OFFICERS

  The executive officers of the Company currently are:

Name               Age   Position
----               ---   --------
Robert L. King...   48   President and Chief Executive Officer

Gary M. Jacobs...   52   Executive Vice President, Chief Financial
                         Officer and Secretary

Mark S. Hoffman..   46   President of North American Operations

Thomas E. Frank..   60   President of International Operations

The business background of Mr. King is included under "Election of Directors".

     Mr. Jacobs joined the Company in November 1992 as Executive Vice President and Chief Financial Officer, and currently serves as Executive Vice President, Chief Financial Officer and Secretary of the Company. Mr. Jacobs previously served the Company as a director from August 1988 through September 1990. From 1990 to 1992, Mr. Jacobs served as the Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, he served as Executive Vice President of Capital Associates, Inc., a publicly traded equipment leasing company. Mr. Jacobs also served as a director of Capital Associates, Inc. from 1978 to 1991 and from 1994 to present and is a director of various private corporations. Prior to joining Capital Associates, Inc., Mr. Jacobs served as a director of finance for Storage Technology Corporation, a public company which manufactures computer peripheral devices.

     Mr. Hoffman joined the Company as President of North American Operations during April 1997. Mr. Hoffman previously served as President, Chief Executive Officer and a director of APS Holdings, Inc. from August 1992 to March 1997. Mr. Hoffman was Vice President, Planning and Development at W.W. Grainger, Inc., from April 1991 to July 1992. From 1987 to April 1991, he was with TRW, Inc., a manufacturer of automotive parts and other products and a provider of information system services, in various executive capacities, including Vice President and General Manager of TRW, Inc.'s Asia Pacific steering and suspension operations and Managing Director, TRW Products, Ltd. Mr. Hoffman serves on the Board of Requisite Technology, Inc.

     Mr. Frank joined the Company as President of International Operations during May 1997. Mr. Frank previously served as President and Chief Executive Officer of Hickory Farms Incorporated from 1988 to 1996. From 1972 to 1986, he served in various management positions with Kentucky Fried Chicken, including Senior Vice President and Managing Director of KFC International leading the operations in Great Britain, Continental Europe, South Africa and the Middle East. From 1996 to 1997, Mr. Frank was a marketing professor at the University of

Michigan Graduate School of Business. Mr. Frank serves on the Board of Corporate Express Australia Limited.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     Summary Compensation Table. The following table sets forth individual compensation (cash and non-cash, plan and non-plan) paid to the Chief Executive Officer and to certain other executive officers (other than the Chief Executive Officer) of the Company (the "named executive officers") for all services rendered in all capacities to the Company and its subsidiaries for fiscal 1996, fiscal 1997 and fiscal 1998:

                                           ANNUAL                                   LONG-TERM
                                      COMPENSATION/(1)/                            COMPENSATION
                                -------------------------------      -----------------------------------------
                                                                       No. of Securities       All Other
Name and Principal Position     Year  Salary($)  Bonus($)/(2)/         Underlying Options   Compensation/(3)/
--------------------------------------------------------------------------------------------------------------
Robert L. King /(4)/..........  1998  $450,481        -0-                          -0-                 -0-
President and Chief             1997   322,115        -0-                     600,000             $18,807
   Executive Officer            1996   250,000        -0-                          -0-                 -0-

Jirka Rysavy /(5)/............  1998  $465,192        -0-                          -0-                 -0-
Chairman Emeritus               1997   337,885        -0-                     900,000                  -0-
                                1996   275,000        -0-                          -0-                 -0-

Gary M. Jacobs /(6)/..........  1998  $344,781        -0-                          -0-                 -0-
Chief Financial Officer,        1997   262,999        -0-                     300,000                  -0-
   Executive Vice President     1996   225,000        -0-                          -0-                 -0-
   and Secretary

Sam R. Leno /(7)/.............  1998  $344,231        -0-                          -0-                 -0-
Executive Vice President and    1997   262,499        -0-                     300,000                  -0-
   Chief Financial Officer      1996   225,000        -0-                          -0-                 -0-

Mark S. Hoffman...............  1998  $329,615        -0-                          -0-            $44,058
President of North              1997   219,000  $100,000                      750,000              92,445
   American Operations


(1) With respect to the Chief Executive Officer and each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported. The salaries for the 1997 fiscal year reflect the eleven (11) month fiscal period from March 3, 1997 to January 31, 1998.

(2) No bonuses were paid for fiscal 1997 or 1998 to the Chief Executive Officer and the named executive officers with the exception of Mr. Hoffman, who received a $100,000 signing bonus in 1997 in connection with his initial hiring.

(3) All other compensation includes taxable relocation and temporary housing for Messrs. King and Hoffman.

(4) In September 1998, Mr. King assumed the additional position of Chief Executive Officer of the Company.

(5) In September 1998, Mr. Rysavy stepped down as Chief Executive Officer, and in January 1999 assumed the role of Chairman Emeritus of the Board of Directors.

(6) In January 1999, Mr. Jacobs assumed the additional position of Chief Financial Officer of the Company.

(7)  In January 1999, Mr. Leno resigned from the Company.

     Stock Options Granted. No grants of stock options were made by the Company during fiscal 1998 to the Chief Executive Officer or any of the named executive officers. During fiscal 1998 the Company twice offered employees, excluding executive officers, the opportunity to cancel existing stock options in exchange for fewer replacement stock options priced at market value on the date of the new grant (in February and December). Approximately 15,252,000 total stock options were canceled, and new grants totaling approximately 10,237,000 stock options were issued for replacement stock options.

     Option Exercises and Option Values. The following table sets forth information concerning stock options and warrants exercised by the Chief Executive Officer and each of the named executive officers during fiscal 1998 and the number of unexercised options and warrants at the end of fiscal 1998 and the value of these options and warrants:

                                                                                              VALUE OF
                                                         NUMBER OF                           UNEXERCISED
                                                   UNDERLYING SECURITIES                   "IN-THE-MONEY"
                                                  OPTIONS AND UNEXERCISED               OPTIONS AND WARRANTS
                                                WARRANTS AT FISCAL YEAR END           AT FISCAL YEAR END/(2)/
                                                ---------------------------           -----------------------
                      Number of
                       Shares
                      Acquired
                         on             Value
Name                 Exercise(#)      Realized    Exercisable    Unexercisable   Exercisable    Unexercisable
----------------     -----------    -----------   -----------    -------------   -----------    -------------
                                        (1)
Jirka Rysavy              0              0          2,812,500             0       $1,958,288            0
Robert L. King            0              0          1,741,250          756,250    $2,327,973            0
Gary M. Jacobs        16,875 /(3)/  $157,729          763,867          408,008    $  576,319          $2,556
Sam R. Leno               0              0            231,250          187,500          0               0
Mark S. Hoffman           0              0            112,500          637,500          0               0

--------------

(1) The value realized represents the difference between the fair market value on the date of exercise and the exercise price, multiplied by the applicable number of options.

(2) Options or warrants are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option or warrant. The amounts set forth represent the difference between $6.34 per share, the fair market value of the Company's Common Stock issuable upon exercise of options or warrants at January 30, 1999, and the exercise price of the option or warrant, multiplied by the applicable number of options or warrants.

(3)  Represents 16,875 shares acquired as a result of an option exercise.


Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     Jirka Rysavy. In connection with Mr. Rysavy's transition to the position of Chairman Emeritus, the Board offered certain arrangements to Mr. Rysavy. These include (i) continuing Mr. Rysavy's salary at half the 1998 salary level, with the same benefits as any executive officer for three years, (ii) providing that, if for any reason any changes occur, Mr. Rysavy shall have until September 30, 2001 to exercise his options and (iii) vesting any unvested options held by Mr. Rysavy.

     Sam Leno. Mr. Leno's separation agreement with the Company did not involve any severance or other payments by the Company. Under the agreement, Mr. Leno's option covering 250,000 shares continue to vest under the terms of the original grant until April 29, 2000 and fully accelerate upon a change of control (as defined in the Corporate Express Supplemental Stock Option Plan).

     Mark Hoffman. Mr. Hoffman has an employment agreement with the Company pursuant to which he serves as President of North American Operations, which agreement expires on April 28, 2001. In addition to his base salary, Mr. Hoffman is entitled to participate in all benefit and incentive plans available to executive officers and to receive a bonus of up to 100% of his base salary if the Company achieves certain financial performance targets. Mr. Hoffman also received options to purchase 450,000 shares of Common Stock at an exercise price of $10.13, which options vest in four equal annual installments beginning on April 28, 1998. Mr. Hoffman was granted options to purchase an additional 300,000 shares of Common Stock under the Executive Stock Option Plan on the same terms as was granted to other executive officers. If the employment agreement is terminated, other than for cause by the Company, upon the death or disability of Mr. Hoffman or voluntarily by Mr. Hoffman following a breach of the agreement by the Company, Mr. Hoffman will be entitled to receive salary and benefits for twenty-four months following termination.

     Change in Control. The Chief Executive Officer and the named executive officers hold options to purchase shares of the Company's Common Stock under various stock option plans provided for the benefit of its employees. Certain of these unvested options become vested upon a change of control, as defined by the terms of the plan or option agreement.

    Subsequent Events. Subsequent to the 1998 fiscal year end, the Company agreed to a thirty-six month employment agreement for each of Mr. King and Mr. Jacobs and an increase in base salary. Such employment agreements provide that if such executive officer is terminated (for reasons other than cause) by the Company, or if there is a material diminution in the officer's position or authority, or if a relocation is required, or upon a death or disability or voluntary termination by the officer following breach of the agreement by the Company or upon a change of control, then the officer shall be entitled to receive applicable bonus, benefits, and severance payments in an amount not less than that which would be earned during a twenty-four month period.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consisted of Ms. Hickey, Mr. Siegel and Mr. Argyropoulos during fiscal 1998, each of whom qualifies as a non-employee director under Rule 16b-3 under the Exchange Act. The Committee sets compensation policies applicable to executive officers, has the authority to approve salaries and bonuses and other compensation matters for these executive officers and administers the Company's various stock option and stock purchase plans.

Executive Compensation Philosophy

     The Company's executive compensation policy is designed with the goals of ensuring that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining highly qualified executive officers, and providing total compensation that is competitive with companies in comparable industries or other companies of comparable size, growth and performance. The Company's policies emphasize compensation through long-term equity participation.

Executive Compensation Components

     The key components of the Company's compensation program are base salary, eligibility for annual incentive bonus awards and equity participation in the form of stock options and warrants. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical, dental and life and disability insurance and 401(k) and employee stock purchase plans.

Chief Executive Officer Compensation

     Mr. Rysavy received an increase in his base salary to $475,000 in fiscal 1998, an increase of 22% over his fiscal 1997 base salary. In deciding upon an increase in Mr. Rysavy's salary, the Committee focused on the importance of Mr. Rysavy to the continued growth and development of the Company, his expertise in the industry, his management skills, and the Company's achievement of other milestones. The Committee also considered the salary of the Company's other named executive officers. No stock options were granted to Mr. Rysavy in 1998. In deciding upon his arrangement to receive half his 1998 salary for three fiscal years starting in 1999, the Committee considered the contribution of Mr. Rysavy to the Company and comparisons to previous arrangements between the Company and former senior executives.

     Mr. King received a $25,000 increase to $475,000 per annum in October 1998 upon assuming the role of Chief Executive Officer, which matched the salary that Mr. Rysavy was receiving as Chief Executive Officer.

Executive Officer Compensation

     Annual Cash Compensation. The named executive officers received increases in their base compensation for fiscal 1998 ranging from 16% to 35% over fiscal 1997, with Mr. King receiving an increase to $450,000 per annum which was subsequently increased to $475,000 per annum in October when he assumed the role of Chief Executive Officer. Messrs. Jacobs, Leno and Hoffman each received an increase to $350,000 annually. In making the decision to approve the increases, the Committee took into consideration the officer's growing responsibilities.
In order to remain competitive and help facilitate potential executive retention, the increases were determined to be appropriate and necessary. The Committee believes that salaries and total annual cash compensation for fiscal 1998 for the named executive officers were reasonable and on an aggregate basis for such officers is below cash compensation paid by many companies of comparable size and scope.

     Stock Options. None of the named executive officers received stock option grants in 1998.

     Bonuses. The named executive officers did not receive bonuses for fiscal 1998.

     Severance Arrangements. During fiscal 1999, certain executive officers were provided the employment agreements and related severance arrangements described under "Employment Contracts and Termination of Employment and Change-In-Control Arrangements"

Future Executive Officer Compensation

     During fiscal 1997, Hewitt Associates and William M. Mercer, Incorporated, national compensation consulting firms, prepared analyses of the cash compensation practices of a group of comparable companies extracted from compensation data banks, surveys and recent proxy statements. The companies surveyed included companies with market capitalization or sales comparable to the Company. After examination of the survey data, the Committee determined that the cash compensation portion of the Company's executive compensation program for the named executive officers is generally somewhat less than the amounts paid by comparable companies, but that the Company's total compensation arrangements are generally satisfactory compared to such companies. The Committee intends to continue to emphasize stock options and other forms of long-term compensation, and to periodically review all forms of executive compensation to ensure that the Company can attract and retain key executives. Management has advised the Committee of its desire to continue to have a significant portion of executive compensation directly tied to Company performance.

     The Company has adopted an incentive plan for its executive officers and other management employees. The incentive plan provides for annual cash bonuses based upon the performance by the Company of specified financial objectives. Financial objectives and target awards for the Chief Executive Officer and the named executive officers are determined by the Committee. For the Company's named executive officers, the objectives for fiscal 1999 are based on the Company's earnings per share and individual performance. Target awards for Mr. King, Mr. Jacobs and Mr. Hoffman have been established for the 1999 Fiscal Year at 75% of base compensation of such officers.

     Executive compensation and compensation policies may change as the Company changes and as management changes are implemented.

     Tax Considerations

     Amendments to the Internal Revenue Code of 1986, as amended, enacted in 1993 generally limit the tax deductibility of compensation paid by a public company to its chief executive officer and four other most highly compensated executive officers to $1 million unless the executive compensation is awarded under a performance-based plan approved by the shareholders of such company. Although the Committee believes that tax deductibility is of value to the Company, it has decided not to submit its incentive plan for shareholder approval at this time because annual cash incentive compensation for any executive officer is unlikely to exceed $1 million in the near future. The Committee may decide to submit the incentive plan for shareholder approval if cash incentive compensation is likely to exceed $1 million. The Executive Stock Option Plan was submitted to and approved by the shareholders in August 1994, and complies with the performance-based requirements of the new tax laws.

                                    Compensation Committee



                                    Janet A. Hickey
                                    Mo Siegel
                                    James Argyropoulos


     This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed to be soliciting material.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative total shareholder return on the Common Stock since September 23, 1994, the date the Company's shares began trading on the Nasdaq National Market, with the cumulative total return on the S & P 500 Index and the S & P Retail Stores Composite Index. The comparison assumes $100 was invested on September 23, 1994 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, since that date. The Company has not paid cash dividends on the Common Stock. Historic stock price is not indicative of future stock price performance.

                                                CUMULATIVE TOTAL RETURN /(1)/
                                                -----------------------

                                      9/23/94       2/24/95     3/2/96      3/1/97     1/31/98     1/30/99
                                    ----------     --------    -------     -------    --------    --------
Corporate Express Inc.              /(1)/$ 100     $    156    $   296     $   264    $    124    $     91
S & P 500                                $ 100     $    104    $   140     $   177    $    223    $    295
S & P Retail Stores Composite Index      $ 100     $     95    $   104     $   129    $    177    $    290

/(1)/ Assumes $100 investment on September 23, 1994.

     This Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act and are not to be deemed to be soliciting material.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. King is currently indebted to the Company in the amount of $500,000. The loan by the Company is in the form of a promissory note with a rate of interest equal to the prime rate. Interest and principal become due if Mr. King is no longer affiliated with the Company.

Compensation Committee Interlocks and Insider Participation

     The Board established a Compensation Committee on August 24, 1993. During fiscal 1998, the Compensation Committee was comprised of Ms. Hickey, Mr. Siegel and Mr. Argyropoulos. Ms. Hickey serves as Chairperson of the Committee. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. Members of the Compensation Committee, or their affiliates, have entered into the following transactions with the Company.

     In connection with the several rounds of private equity financing of the Company, certain entities comprising the Sprout Group purchased an aggregate of 5,697,197 shares of Common Stock (some of which were originally issued as preferred stock) for an aggregate purchase price of $16,397,293. Some of these shares have subsequently been transferred to other entities within the Sprout Group or sold to unaffiliated third parties. Ms. Hickey is a general partner of several limited partnerships comprising, in part, the Sprout Group, and is a divisional Senior Vice President of DLJ Capital Corporation. The Sprout Group is a division of DLJ Capital Corporation. DLJ Capital Corporation and Donaldson, Lufkin & Jenrette Securities Corporation are each wholly-owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc.

Sprout VI, Sprout Growth and DLJ Venture Capital Fund II, L.P. are each limited partnerships associated with the Sprout Group and DLJ Capital Management, a wholly-owned subsidiary of DLJ Capital Corporation, submanages ML Venture's and Merrill Lynch Venture Capital Inc.'s investments in the Company (collectively with DLJ Capital Corporation and DLJ Securities Corporation, the "DLJ Affiliates"). At fiscal year-end, the DLJ Affiliates collectively owned approximately 1.2% of the issued and outstanding Common Stock of the Company. Donaldson, Lufkin & Jenrette Securities Corporation performed investment banking and financial advisory services on behalf of the Company in connection with the offering of the Company's 9 1/8% Senior Subordinated Notes due 2004, the Company's issuer tender offer in April 1998, the private equity financing in January 1994, various business acquisitions, the Company's initial public offering, and the Company's subsequent public offerings of debt and equity securities for which it received customary fees. During fiscal 1998, Donaldson, Lufkin & Jenrette Securities Corporation was paid less than $5,000 in fees from the Company, but may in the future provide investment banking and financial advisory services on behalf of the Company, for which it would receive usual and customary fees.
                                    AUDITORS

     A representative of PricewaterhouseCoopers, the Company's auditors for the 1998 fiscal year, is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during fiscal 1998 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of Mr. Argyropoulos who reported a transaction involving 1000 shares of stock on an Amended Form 4.

                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For shareholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders, they must be received by the Company not later than February 7, 2000. In addition, under the terms of the Company's By-laws, shareholders who intend to present an item of business or nomination at the 2000 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company's proxy material(s)) must provide notice in writing of such business or nomination to the Company no earlier than March 17, 2000 and no later than April 16, 2000. Such written notice must contain specified information, including, among other things, information as would be required to be included in a proxy statement under SEC rules, as set forth more fully in such By-laws. All proposals or other notices should be addressed to the Company at 1 Environmental Way, Broomfield, Colorado 80021, Attention: Secretary.

                                 OTHER MATTERS

     Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting, other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           CORPORATE EXPRESS, INC.

                   Proxy for Annual Meeting of Shareholders
                                 July 15, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORPORATE EXPRESS, INC.

The undersigned hereby appoints Gary M. Jacobs and Robert L. King, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Corporate Express, Inc. held of record by the undersigned on May 14, 1999, at the Annual Meeting of Shareholders of Corporate Express, Inc. and any adjournment or postponement thereof, as follows:

1.   ELECTION OF   [_]  FOR all nominees listed         [_]  WITHHOLD AUTHORITY
     DIRECTORS          below (except as marked to           to vote for nominee
                        the contrary below)                  as instructed below

                                 Robert L. King
                                 Jirka Rysavy
                                 Janet A. Hickey
                                 Mo Siegel
                                 James P. Argyropoulos
                                 Jeffrey J. Steiner
                                 Martin E. Franklin

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS INDICATED.

The undersigned has received the Notice of Meeting, the Proxy Statement relating to the Annual Meeting of Shareholders to be held July 15, 1999, and the Company's Annual Report for its fiscal year ended January 30, 1999, and hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

PLEASE SIGN AND RETURN PROMPTLY.

                                      _____________________________________
                                                    Signature

                                      _____________________________________

                                            Signature if held jointly

                                   Dated:_______________________________, 1999
                                            (Please date this proxy)

                                   (Please sign exactly as your name or names appear to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such, and where more than one executor, etc., is named, a majority must sign. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign full partnership name by an authorized person.)